Exhibit 1.1

TARGA RESOURCES PARTNERS LP

9.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

Representing Limited Partner Interests

UNDERWRITING AGREEMENT

October 7, 2015

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

UBS Securities LLC

Wells Fargo Securities, LLC

        As Representatives of the several Underwriters

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

Targa Resources Partners LP, a limited partnership organized under the laws of Delaware (the “Partnership”), proposes to sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, 4,400,000 units (the “Firm Units”) of its Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Preferred Units”), each representing a limited partner interest in the Partnership. The Partnership also proposes to grant to the Underwriters an option to purchase up to 660,000 additional Preferred Units (the “Option Units”; the Option Units, together with the Firm Units, being hereinafter called the “Units”). Any reference herein to the Registration Statement, any Preliminary Final Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of any Preliminary Final Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Final Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of any Preliminary Final Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 22 hereof.

The Partnership, Targa Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and Targa Resources Operating LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Partnership, are collectively referred to herein as the “Targa Parties.” The Partnership’s direct or indirect majority-owned subsidiaries are listed in Schedule II-A attached hereto and are referred to herein as the “Subsidiaries” (and collectively with the Partnership, the “Partnership Entities”); and the subsidiaries listed in Schedule II-B attached hereto are referred to herein as the “Material

Subsidiaries.” On the Closing Date, the Partnership will amend and restate its First Amended and Restated Partnership Agreement of Limited Partnership (as amended, the “Original Partnership Agreement”) to be the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Amended and Restated Partnership Agreement”) to authorize and establish the terms of the Preferred Units. References herein to the “Partnership Agreement” for periods prior to the Closing Date mean the Original Partnership Agreement and for periods on or after the Closing Date mean the Amended and Restated Partnership Agreement.

This is to confirm the agreement among the Partnership and the Underwriters concerning the purchase of the Units from the Partnership by the Underwriters.

1. Representations and Warranties. The Partnership represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

(a) Registration. The Partnership meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission an automatic shelf registration statement (file number 333-187795), as defined in Rule 405, on Form S-3, including a related basic prospectus, for registration under the Act of the offering and sale of the Units. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Partnership may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more Preliminary Final Prospectuses, each of which has previously been furnished to you. The Partnership will file with the Commission a final prospectus supplement relating to the Units in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in any Preliminary Final Prospectus) as the Partnership has advised you, prior to the Execution Time, will be included or made therein.

(b) No Material Misstatements or Omissions in Registration Statement or Prospectus. On the Effective Date, the Registration Statement did, and when the Final Prospectus is first filed (if required) in accordance with Rule 424(b) and on the Closing Date (as defined in Section 3 hereof) and on any date on which Option Units are purchased, if such date is not the Closing Date (a “settlement date”), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act and the Exchange Act and the respective rules thereunder; on the Effective Date and at the Execution Time, the Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any settlement date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Partnership makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Partnership by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriters consists of the information described as such in Section 8 hereof.

(c) No Material Misstatements or Omissions in Disclosure Package. The Disclosure Package, at 4:45 PM EST on October 7, 2015, which the Underwriters have informed the Partnership and its counsel is a time prior to the first sale of the Units, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(d) Well-Known Seasoned Issuer; Eligible Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Partnership or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Units in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Partnership was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. At the earliest time after the filing of the Registration Statement that the Partnership or another offering participant made a bona fide offer of the Units, the Partnership was not an “ineligible issuer” (as defined in Rule 405).

(e) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, including the final term sheet prepared and filed pursuant to Section 5(l) (the “Term Sheet”) does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof. The Partnership has not made any offer relating to the Units that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Underwriters.

(f) Formation and Qualification. Each of the Partnership, the General Partner and the Material Subsidiaries has been duly organized or formed and is validly existing as a limited partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction set forth opposite its name in Schedule III attached hereto with full power and authority to own or lease its properties and to conduct its business, in each case as described in the Disclosure Package and the Final Prospectus, in all material respects. Each of the Partnership, the General Partner and the Material Subsidiaries is duly registered or qualified to do business as a foreign limited partnership or limited liability company, as applicable, and is in good standing under the laws of each jurisdiction which requires such registration or qualification, except where the failure to be so registered or qualified would not reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” shall mean a material adverse effect on the business or properties, earnings, condition (financial or otherwise) or prospects, taken as a whole, of the Partnership and its Subsidiaries, considered as one enterprise, whether or not in the ordinary course of business.

(g) Power and Authority to Act as a General Partner. The General Partner has full power and authority to act as general partner of the Partnership in all material respects as described in the Disclosure Package and Final Prospectus.

(h) Ownership of the General Partner. Targa GP Inc., a Delaware corporation (“TGPI”), owns all of the issued and outstanding membership interests of the General Partner; such membership interests have been duly and validly authorized and issued in accordance with the limited liability company agreement of the General Partner (as the same may be amended or restated at or prior to the Closing Date, the “GP LLC Agreement”), and are fully paid (to the extent required by the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)); and TGPI owns such membership interests free and clear of all liens, encumbrances, security interests, charges or other claims (“Liens”) (except restrictions on transferability and other Liens (i) as described in the Disclosure Package and the Final Prospectus and arising under the Credit Agreement, dated February 27, 2015, by and among Targa Resources Corp., Bank of America, N.A., as administrative agent, collateral agent, swing line lender and the L/C issuer and each lender from time to time party thereto (the “TRC Credit Agreement”) and (ii) contained in the GP LLC Agreement).

(i) Ownership of the General Partner Interest in the Partnership. The General Partner is the sole general partner of the Partnership with a 2.0% general partner interest in the Partnership, taking into account the general partner interests which will be issued on or before a record date, end of a month or end of a quarter pursuant to Section 5.2.(c) of the Partnership Agreement; such general partner interest has been duly and validly authorized and issued in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of all Liens other than (i) those created by or arising under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) or the Partnership Agreement, (ii) restrictions on transferability and other Liens as described in the Disclosure Package and the Final Prospectus, (iii) those arising under that certain Second Amended and Restated Credit

Agreement, dated October 3, 2012, by and among the Partnership, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and other lenders named therein (as amended by the First Amendment, Waiver and Incremental Commitment Agreement, dated as of February 23, 2015, by and among Targa Resources Partners LP, Bank of America, N.A. and the other parties signatory thereto, and as further supplemented, amended or restated and together with the agreements, exhibits and attachments contemplated or included therein, the “Partnership Credit Agreement”), and (iv) those arising under TRC Credit Agreement.

(j) Capitalization; Ownership of Incentive Distribution Rights. As of 8:00 a.m., Central Standard Time, on the date hereof (and prior to the issuance of the Units as contemplated by this Agreement), the issued and outstanding limited partnership interests of the Partnership consist of 184,847,675 common units representing limited partner interests (the “Common Units”) and the Incentive Distribution Rights (as defined in the Partnership Agreement); the General Partner owns 100% of the Incentive Distribution Rights; all of such Common Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly and validly authorized and issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act); and the General Partner owns the Incentive Distribution Rights free and clear of all Liens (except restrictions on transferability and other Liens (i) contained in the Partnership Agreement, (ii) as described in the Disclosure Package and the Final Prospectus or (iii) those arising under the TRC Credit Agreement). No Preferred Units are issued and outstanding as of the date hereof.

(k) Valid Issuance of the Units. The Units to be purchased by the Underwriters from the Partnership hereunder have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware LP Act).

(l) Ownership of Material Subsidiaries. All of the issued and outstanding equity interests of each Material Subsidiary (i) have been duly authorized and validly issued (in accordance with the limited partnership or limited liability company agreement (collectively, the “Organizational Agreements”) or the certificate of limited partnership, formation or conversion, or other similar organizational document (in each case as in effect on the date hereof and as the same has been amended or restated) (collectively with the Organizational Agreements, the “Organizational Documents”), as applicable, of such Material Subsidiary), are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such Material Subsidiary) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable), other than equity interests that are not owned, directly or indirectly, by the Partnership, and (ii) other than Cedar Bayou Fractionators, L.P., a Delaware limited partnership (“CBF”), Targa Pipeline Mid-Continent WestOk LLC, a Delaware limited liability company (“WestOk”) and Targa Pipeline Mid-Continent WestTex LLC, a Delaware limited liability company (“WestTex”), are owned, directly or indirectly, by the Partnership, free and clear of all Liens, other than those arising under the Partnership Credit Agreement and the applicable Organizational Documents. The Partnership owns, directly or indirectly, (A) an 88.24% interest in CBF, (B) all of the outstanding Class B Units in WestOk and (C) all of the outstanding Class B Units in WestTex, in each case free and clear of all Liens except those arising under the Partnership Credit Agreement and the applicable Organizational Documents. The Subsidiaries other than the Material Subsidiaries did not, individually or in the aggregate, account for (x) more than 10% of the total assets of the Partnership and the Subsidiaries, taken as a whole, as of June 30, 2015 or (y) more than 10% of the net income of the Partnership and the Subsidiaries, taken as a whole, for the six months ended June 30, 2015.

(m) No Preemptive Rights, Registration Rights or Options. Except for preemptive rights identified in the Disclosure Package and the Final Prospectus or provided for in the Organizational Documents of the Partnership, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Partnership or (ii) outstanding options or warrants to purchase any securities of the Partnership, in each case pursuant to any agreement or other instrument to which the Partnership is a party or by which the Partnership may be bound. Except for such rights that have been waived or as described in the Disclosure Package and the Final Prospectus, neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Units or other securities of the Partnership.

(n) Authority and Authorization. On or prior to the Closing Date and each settlement date, all partnership action required to be taken by the Partnership or its partners for the authorization, issuance, sale and delivery of the Units, the execution and delivery by the Partnership of this Agreement and the consummation of the transactions contemplated hereby, has been validly taken or, at each settlement date, shall have been validly taken, to the extent required to be taken at such times.

(o) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Partnership.

(p) Enforceability of Certain Organizational Agreements. The Organizational Agreements of the Partnership, the General Partner and the Material Subsidiaries, as applicable, have been and, on the Closing Date the Amended and Restated Partnership Agreement will be, duly authorized, executed and delivered by the parties thereto, and are, and on the Closing Date (with respect to the Amended and Restated Partnership Agreement) will be, valid and legally binding agreements of such parties, enforceable against such parties in accordance with their terms; provided, that, with respect to such agreements, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); provided, further, that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.

(q) No Conflicts. None of (i) the offering, issuance or sale by the Partnership of the Units, (ii) the execution, delivery and performance of this Agreement by the Partnership or (iii) the consummation of the transactions contemplated by this Agreement (A) conflicts or will conflict with, or constitutes or will constitute a violation of the Organizational Documents of the Partnership, the General Partner or the Material Subsidiaries, (B) conflicts or will conflict with, or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Partnership, the General Partner or any of the Material Subsidiaries is a party or by which any of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body directed to the Partnership, the General Partner or any of the Material Subsidiaries or any of their respective properties in a proceeding to which any of them or any of their respective property is a party or (D) results or will result in the creation or imposition of any Lien upon any property or assets of the Partnership, the General Partner or any of the Material Subsidiaries (other than Liens created pursuant to the Partnership Credit Agreement or the TRC Credit Agreement), which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B), (C) or (D), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Partnership to consummate the transactions contemplated by this Agreement.

(r) No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification (“Permits”) of or with any court or governmental agency or body having jurisdiction over the Partnership, the General Partner or any of the Material Subsidiaries or any of their respective properties or assets is required in connection with the offering, issuance or sale by the Partnership of the Units, the execution, delivery and performance of this Agreement by the Partnership or the consummation of the transactions contemplated hereby, except (i) such Permits as may be required under the Act, the Exchange Act and state securities or “Blue Sky” laws of any jurisdiction, (ii) such Permits as have been obtained or will be obtained prior to the Closing Date, (iii) such Permits that, if not obtained, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership to consummate the transactions contemplated by this Agreement, and (iv) such Permits as are disclosed in the Disclosure Package and the Final Prospectus.

(s) No Defaults. None of the Partnership, the General Partner or the Material Subsidiaries is in (i) violation of its Organizational Documents, or of any statute, law, rule or regulation, or any judgment, order, injunction or decree of any court, governmental agency or body or arbitrator having jurisdiction over the Partnership, the General Partner or any of the Material Subsidiaries or any of their respective properties or assets or (ii) breach, default (or an event which, with notice or lapse of time or both, would constitute such an event) or violation in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, which in the case of either clause (i) or (ii) would, if continued, have a Material Adverse Effect.

(t) Conformity of Units to Description. The Units, when issued and delivered in accordance with the terms of the Amended and Restated Partnership Agreement and this Agreement against payment therefor as provided therein and herein, will conform in all material respects to the description thereof contained in the Disclosure Package and the Final Prospectus.

(u) No Labor Dispute. No labor problem or dispute with the General Partner’s employees exists or is threatened or imminent, that could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus.

(v) Financial Statements. The audited consolidated financial statements of the Partnership and its Subsidiaries included in the Disclosure Package and the Final Prospectus present fairly in all material respects the financial position, results of operations and cash flows of the Partnership and its consolidated Subsidiaries purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods to which they apply, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except to the extent disclosed therein. The summary and selected financial, statistical and operating information set forth in the Preliminary Final Prospectus and the Final Prospectus under the caption “Summary—Summary Consolidated Financial and Operating Data” is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical consolidated financial statements, as applicable, from which it has been derived. The interactive data in eXtensbile Business Reporting Language included or incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects. The unaudited pro forma condensed consolidated financial statements of the Partnership and its Subsidiaries and the related notes thereto incorporated by reference in the Prospectus and the Registration Statement present fairly the information contained therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. The audited consolidated financial statements of Atlas Pipeline Partners, L.P. (“APL”) and its subsidiaries incorporated by reference in the Disclosure Package and the Final Prospectus present fairly in all material respects the financial position, results of operations and cash flows of APL and its consolidated subsidiaries purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods to which they apply, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except to the extent disclosed therein.

(w) Independent Public Accountants. PricewaterhouseCoopers LLP, which has certified certain financial statements of the Partnership and its Subsidiaries and delivered its reports with respect to the audited consolidated financial statements of the Partnership and its Subsidiaries incorporated by reference in the Disclosure Package and the Final Prospectus, is an independent registered public accounting firm with respect to the Partnership within the meaning of the Act and the applicable published rules and regulations thereunder. Grant Thornton LLP, which has certified certain financial statements of APL and its subsidiaries and delivered its reports with respect to the audited consolidated financial statements of APL and its subsidiaries incorporated by reference in the Disclosure Package and the Final Prospectus, is an independent registered public accounting firm with respect to APL within the meaning of the Act and the applicable published rules and regulations thereunder.

(x) Litigation. Except as set forth or contemplated in the Disclosure Package and the Final Prospectus, there is (i) no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the Partnership, threatened, to which the Partnership or any Material Subsidiary is or may be a party or to which the business or property of any of the Partnership or any Material Subsidiary is or may be subject, (ii) to the knowledge of the Partnership, no statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Partnership or any Material Subsidiary is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, prevent or result in the suspension of the offering and issuance of the Units or draw into question the validity of this Agreement.

(y) Title to Properties. The Partnership and the Material Subsidiaries have good and marketable title to all real property and good title to all personal property described in the Disclosure Package or the Final Prospectus as owned by the Partnership Entities, free and clear of all Liens, except (i) as described, and subject to limitations contained, in the Disclosure Package and the Final Prospectus, (ii) Liens that arise under the Partnership Credit Agreement or the TRC Credit Agreement or (iii) to the extent the failure to have such title or the existence of such Liens would not, individually or in the aggregate, have a Material Adverse Effect; provided that, with respect to any real property and buildings held under lease by the Partnership and the Material Subsidiaries, such real property and buildings are or will be held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Partnership Entities taken as a whole as they have been used in the past as described in the Disclosure Package and the Final Prospectus and are proposed to be used in the future as described in the Disclosure Package and the Final Prospectus, except to the extent the failure to hold such valid and subsisting and enforceable leases would not, individually or in the aggregate, have a Material Adverse Effect.

(z) Rights-of-Way. The Partnership and the Material Subsidiaries have such easements or rights-of-way (collectively, “rights-of-way”) as are necessary to conduct their business in the manner described, and subject to the limitations contained, in the Disclosure Package and the Final Prospectus, except for (i) qualifications, reservations and encumbrances that would not have, individually or in the aggregate, a Material Adverse Effect, (ii) such rights-of-way that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect; and (iii) rights-of-way held by affiliates of the Partnership as nominee for the benefit of the Partnership and the Material Subsidiaries.

(aa) Transfer Taxes. There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Partnership or sale by the Partnership of the Units.

(bb) Tax Returns. Each of the Partnership and the Material Subsidiaries has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof, except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus, and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus.

(cc) Insurance. The Partnership and the Material Subsidiaries carry or are entitled to the benefits of insurance relating to their assets, with financially sound and reputable insurers, in such amounts and covering such risks as is commercially reasonable, and all such insurance is in full force and effect. The Partnership and the Material Subsidiaries have no reason to believe that they will not be able to (i) renew their existing insurance coverage relating to their respective assets as and when such policies expire or (ii) obtain comparable coverage relating to their respective assets from similar institutions as may be necessary or appropriate to conduct such business as now conducted and at a cost that would not reasonably be expected to have a Material Adverse Effect.

(dd) Distribution Restrictions. No Material Subsidiary is currently prohibited, directly or indirectly, from paying any distributions to the Partnership, from making any other distribution on such Subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such Subsidiary from the Partnership or from transferring any of such Subsidiary’s property or assets to the Partnership or any other Subsidiary of the Partnership, except (i) as described in or contemplated by the Disclosure Package and the

Final Prospectus, (ii) arising under the Partnership Credit Agreement, (iii) such prohibitions mandated by the laws of each such Subsidiary’s state of formation and the terms of any such Subsidiary’s governing instruments and (iv) where such prohibition would not reasonably be expected to have a Material Adverse Effect.

(ee) Possession of Licenses and Permits. The Partnership and the Material Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where the failure so to possess would not reasonably be expected to result, singly or in the aggregate, in a Material Adverse Effect; the Partnership and the Material Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not reasonably be expected to result, singly or in the aggregate, in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to result, singly or in the aggregate, in a Material Adverse Effect; and, except as described in the Disclosure Package and the Final Prospectus, the Partnership and the Material Subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(ff) Environmental Laws. Each of the Partnership and the Material Subsidiaries (i) is in compliance with applicable federal, state and local laws and regulations relating to the prevention of pollution or protection of the environment or imposing legally enforceable liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) has timely applied for or received all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted, (iii) is in compliance with all terms and conditions of any such permits received and (iv) has not received notice of any liability in connection with the release into the environment of any Hazardous Material, except where such noncompliance with Environmental Laws, failure to receive required permits, failure to comply with the terms and conditions of such permits or liability in connection with such releases would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous or toxic chemical, material, waste or substance regulated under any applicable Environmental Law. In the ordinary course of business, the Partnership and the Material Subsidiaries periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluate costs and liabilities that are reasonably likely to be incurred pursuant to such Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Partnership and the Material Subsidiaries have reasonably concluded that such associated costs and liabilities would not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

(gg) ERISA. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Partnership and each Material Subsidiary is in compliance with its obligations under all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”) with respect to each “plan” (as defined in Section 3(3) of ERISA) in which any current or former employees of the Partnership or of any trade or business that, together with the Partnership, is or has been treated, within the six years preceding such date, as a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”) are or have been eligible to participate, no “reportable event” (as defined in ERISA) has occurred with respect to any such plan that is a “pension plan” (as defined in ERISA, hereinafter a “Pension Plan”) for which any of the Partnership or a Material Subsidiary would have any liability, excluding any reportable event for which a waiver could apply; neither the Partnership nor any of the Material Subsidiaries expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any Pension Plan or (ii) Sections 430 or 4971 of the Code with respect to any Pension Plan.

(hh) Description of Legal Proceedings and Contracts; Filing of Exhibits. There are no legal or governmental proceedings pending or, to the knowledge of the Partnership, threatened or contemplated, against any of the Partnership or the Material Subsidiaries, or to which any of the Partnership or the Material Subsidiaries is a party, or to which any of their properties or assets is subject, that are required to be described in the Registration Statement or the Disclosure Package that are not described as required, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Registration Statement or the Disclosure Package or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Act or the Exchange Act or the rules and regulations thereunder.

(ii) Sarbanes-Oxley Act of 2002. The Partnership is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith and the rules of the New York Stock Exchange (the “NYSE”) that are effective and applicable to the Partnership.

(jj) Investment Company. None of the Partnership Entities is, nor after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, will any of the Partnership Entities be, an “investment company” or a company “controlled by” an “investment company,” each as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(kk) Books and Records; Internal Controls. The Partnership and the Material Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Partnership’s and the Material Subsidiaries’ internal controls over financial reporting are effective and none of the Partnership and the Material Subsidiaries are aware of any material weakness in its internal control over financial reporting.

(ll) Disclosure Controls and Procedures. (i) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports filed or to be filed or submitted under the Exchange Act, as applicable, is accumulated and communicated to management of the General Partner, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(mm) Market Stabilization. None of the Partnership or the Material Subsidiaries has taken, nor will any of them take, directly or indirectly, any action designed to, or that would constitute or that might be reasonably expected to result in, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.

(nn) Foreign Corrupt Practices Act. None of the Partnership, the Material Subsidiaries or, to the knowledge of the Partnership, any director, officer, agent, employee or affiliate of the Partnership or the Material Subsidiaries (in their capacity as directors, officers, agents or employees) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Partnership, the Material Subsidiaries and, to the knowledge of the Partnership, their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(oo) Money Laundering Laws. The operations of the Partnership and the Material Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the USA PATRIOT Act, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership, any of the Material Subsidiaries or the General Partner with respect to the Money Laundering Laws is pending or, to the best knowledge of the Partnership, threatened.

(pp) Office of Foreign Assets Control. None of the Partnership, Material Subsidiaries or, to the knowledge of the Partnership, any director, officer, agent, employee or affiliate of the Partnership or the Material Subsidiaries (in their capacity as directors, officers, agents or employees) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Partnership will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(qq) No Distribution of Other Offering Materials. None of the Partnership, the General Partner or the Material Subsidiaries has distributed and, prior to the later to occur of the Closing Date or any settlement date and completion of the distribution of the Units, will distribute any offering material in connection with the offering and sale of the Units other than any Preliminary Final Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus (including the Term Sheet) to which the Representatives have consented in accordance with this Agreement, any other materials, if any, permitted by the Act, including Rule 134.

(rr) Listing on the NYSE. On or prior to 30 days following the Closing Date, the Firm Units will have been approved to be listed on the NYSE.

Any certificate signed by any officer of the General Partner on behalf of the Partnership and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Units shall be deemed a representation and warranty by the Partnership, as to matters covered thereby, to each Underwriter.

2. Purchase and Sale. (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Partnership, at a purchase price of $24.2125 per unit, the amount of the Firm Units set forth opposite such Underwriter’s name in Schedule I hereto.

(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to 660,000 Option Units at the same purchase price per unit as the Underwriters shall pay for the Firm Units. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Final Prospectus upon written or telegraphic notice by the Representatives to the Partnership setting forth the number of Option Units as to which the several Underwriters are exercising the option and the settlement date. The number of Option Units to be purchased by each Underwriter shall be the same percentage of the total number of Option Units to be purchased by the several Underwriters as such Underwriter is purchasing of the Firm Units, subject to such adjustments as the Representatives in their absolute discretion shall make to eliminate any fractional Preferred Units.

3. Delivery and Payment. Delivery of and payment for the Firm Units and the Option Units (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day immediately preceding the Closing Date) shall be made at 10:00 AM, New York City time, on October 15, 2015, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Partnership or as provided in Section 9 hereof (such date and time of delivery and payment for the Units being herein called the “Closing Date”). Delivery of the Units shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership. Delivery of the Firm Units and the Option Units shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

If the option provided for in Section 2(b) hereof is exercised after the third Business Day immediately preceding the Closing Date, the Partnership will deliver the Option Units (at the expense of the Partnership) to the Representatives, at 1585 Broadway, 29th Floor, New York, New York 10036, on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership. If settlement for the Option Units occurs after the Closing Date, the Partnership will deliver to the Representatives on the settlement date for the Option Units, and the obligation of the Underwriters to purchase the Option Units shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Units for sale to the public as set forth in the Final Prospectus.

5. Agreements. The Partnership agrees with the several Underwriters that:

(a) Preparation of Final Prospectus and Registration Statement. Prior to the termination of the offering of the Units, the Partnership will not file any (i) amendment of the Registration Statement, (ii) supplement to the Final Prospectus or (iii) Rule 462(b) Registration Statement, unless the Partnership has furnished the Representatives a copy for their review prior to filing and will not file any such proposed amendment or supplement to which the Representatives reasonably object, unless the Partnership shall have determined based upon the advice of counsel that such amendment, supplement or filing is required by law. The Partnership will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed. The Partnership will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, prior to termination of the offering of the Units, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Units for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Partnership will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its commercially reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) Amendment or Supplement of Disclosure Package and Issuer Free Writing Prospectuses. If there occurs an event or development as a result of which (i) the Disclosure Package or any Issuer Free Writing Prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made at such time, not misleading, or (ii) any Issuer Free Writing Prospectus would conflict with the information in the Registration Statement or the Disclosure Package, the Partnership will (A) notify promptly the Representatives so that any use of the Disclosure Package or the Issuer Free Writing Prospectus, as the case may be, may cease until it is amended or supplemented; (B) amend or supplement the Disclosure Package or the Issuer Free Writing Prospectus, as the case may be, to correct such statement, omission or conflict; and (C) supply any amendment or supplement to the Representatives in such quantities as they may reasonably request.

(c) Amendment of Registration Statement or Supplement of Prospectus. If, at any time when a prospectus relating to the Units is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Act or the rules thereunder, the Partnership promptly will (i) notify the Representatives of any such event; (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance; and (iii) supply any supplemented Final Prospectus to the Representatives in such quantities as they may reasonably request.

(d) Reports to Unitholders. The Partnership will make generally available to its unitholders and to the Representatives an earnings statement or statements of the Partnership and its subsidiaries which will satisfy, on a timely basis, the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(e) Signed Copies of the Registration Statement and Copies of the Final Prospectus. The Partnership will furnish to each of the Representatives and counsel for the Underwriters, upon request and without charge, one copy of the executed Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Final Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request.

(f) NYSE Listing. The Partnership shall prepare and file any proper notifications regarding the listing of the Units on the NYSE within 30 days after the Closing Date and, upon such listing, use commercially reasonable efforts to maintain such listing and satisfy the requirements for such continued listing.

(g) Qualification of Units in Certain Jurisdictions. The Partnership will arrange, if necessary, for the qualification of the Units for sale under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the distribution of the Units; provided that in no event shall the Partnership be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Units, in any jurisdiction where it is not now so subject.

(h) Lock-Up Period. The Partnership will not, without the prior written consent of Morgan Stanley, offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Partnership, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any Preferred Units, any securities convertible into, or exercisable, or exchangeable for, Preferred Units, or, in either case, any securities that are substantially similar to the Preferred Units or publicly announce an intention to effect any such transaction, for a period of 45 days after the date of the Underwriting Agreement (the “Lock-Up Period”); provided, however, that (i) the Partnership may issue and sell the Units and (ii) the Partnership Entities may file one or more shelf registration statements on Form S-3, including an automatic shelf registration statement, provided that the Partnership shall otherwise remain subject to the restrictions set forth in this Section 5(h) with respect to any Preferred Units, any securities convertible into, or exercisable or exchangeable for, Preferred Units registered thereunder or, in either case, any securities substantially similar to the Preferred Units.

(i) Price Manipulation. The Partnership will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Units.

(j) Expenses. The Partnership agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Final Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Final Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Units; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Units, including any stamp or transfer taxes in connection with the original issuance and sale of the Units; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Units; (v) the registration of the Units under the Exchange Act and the listing of the Units on the NYSE; (vi) any registration or qualification of the Units for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filing fees in connection with any filings required to be made with the Financial Industry Regulatory Authority; (viii) the transportation and other expenses incurred by or on behalf of the Partnership’s representatives in connection with presentations to prospective purchasers of the Units; (ix) the fees and expenses of the Partnership’s accountants and the fees and expenses of counsel (including local and special counsel) for the Partnership; and (x) all other costs and expenses incident to the performance by the Partnership of its obligations hereunder.

It is understood, however, that except as otherwise provided in this Section 5 or in Section 7 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on any resale of the Units by any Underwriter, any advertising expenses connected with any offers they may make and the transportation and other expenses incurred by the Underwriters on their own behalf in connection with presentations to prospective purchasers of the Units.

(k) Free Writing Prospectuses. The Partnership agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Partnership that, unless it has or shall have obtained, as the case may be, the prior written consent of the Partnership, it has not made and will not make any offer relating to the Units that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Partnership with the Commission or retained by the Partnership under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule IV hereto, if any, and any electronic road show. Any such free writing prospectus consented to by the Representatives or the Partnership is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(l) Term Sheet. The Partnership agrees to prepare a Term Sheet containing only a description of the final terms of the Units and their offering, in a form approved by the Representatives and attached as Schedule IV hereto. The Partnership acknowledges that the Term Sheet is an Issuer Free Writing Prospectus and will comply with its related obligations set forth in this Agreement. The Partnership will furnish or make available to each Underwriter, without charge, copies of the Term Sheet promptly upon its completion.

6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Firm Units and the Option Units, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Partnership contained herein as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Partnership made in any certificates pursuant to the provisions hereof, to the performance by the Partnership of its obligations hereunder and to the following additional conditions:

(a) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); any material required to be filed by the Partnership pursuant to Rule 433(d) under the Act (including the Term Sheet) shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Partnership shall have requested and caused Vinson & Elkins L.L.P., counsel for the Partnership, to have furnished to the Representatives their opinion, dated the Closing Date and addressed to the Representatives, to the effect that:

(i) Formation and Qualification. Each of the Partnership, the General Partner and the Material Subsidiaries has been duly formed or organized (other than TPL Arkoma Midstream LLC, a Delaware limited liability company (“TPL Arkoma”), WestOk and WestTex), as the case may be, and is validly existing as a limited partnership or limited liability company, as applicable, and is in good standing under the laws of its respective jurisdiction of formation or organization with full power and authority necessary to own or lease its properties and to conduct its business, in each case, as described in the Disclosure Package and the Final Prospectus, in all material respects.

(ii) Power and Authority to Act as a General Partner. The General Partner has full limited liability company power and authority to act as general partner of the Partnership in all material respects as described in the Disclosure Package and Final Prospectus.

(iii) Ownership of the General Partner. TGPI owns all of the issued and outstanding membership interests of the General Partner; such membership interests have been duly authorized and validly issued in accordance with the GP LLC Agreement, and are fully paid (to the extent required by the GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and TGPI owns such membership interests free and clear of all Liens (other than (a) those created by or arising under the laws of the State of Delaware, (b) restrictions on transferability and other Liens described in the Disclosure Package, the Final Prospectus or the GP LLC Agreement, (c) those arising under the TRC Credit Agreement and (d) those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions) (i) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming TGPI as debtor is on file as of a recent date in the office of the Secretary of State of the State of Delaware or (ii) otherwise known to such counsel, without independent investigation.

(iv) Ownership of the General Partner Interest in the Partnership. The General Partner is the sole general partner of the Partnership with a 2.0% general partner interest in the Partnership, taking into account the general partner interests which will be issued on or before a record date, end of a month or end of a quarter pursuant to Section 5.2(e) of the Amended and Restated Partnership Agreement; such general partner interest has been duly and validly authorized and issued in accordance with the Amended and Restated Partnership Agreement; and the General Partner owns such general partner interest free and clear of all Liens (other than (a) those created by or arising under the laws of the State of Delaware, (b) restrictions on transferability and other Liens described in the Disclosure Package, the Final Prospectus or the Amended and Restated Partnership Agreement, (c) those arising under the TRC Credit Agreement and (d) those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions) (i) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the General Partner as debtor is on file as of a recent date in the office of the Secretary of State of the State of Delaware or (ii) otherwise known to such counsel, without independent investigation.

(v) Capitalization; Ownership of Incentive Distribution Rights. As of the date hereof (and prior to the issuance of the Units), the issued and outstanding limited partnership interests of the Partnership consist of 184,847,675 Common Units and the Incentive Distribution Rights and no Preferred Units; the General Partner owns 100% of the Incentive Distribution Rights; all of such Common Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly and validly authorized and issued in accordance with the Amended and Restated Partnership Agreement, and are fully paid (to the extent required under the Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act); and the General Partner owns the Incentive Distribution Rights free and clear of all Liens (other than (a) those created by or arising under the laws of the State of Delaware, (b) restrictions on transferability and other Liens described in the Disclosure Package, the Final Prospectus or the Amended and Restated Partnership Agreement, (c) those arising under the TRC Credit Agreement and (d) those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions) (i) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the General Partner as debtor is on file as of a recent date in the office of the Secretary of State of the State of Delaware or (ii) otherwise known to such counsel, without independent investigation.

(vi) Valid Issuance of the Units. The Units to be purchased by the Underwriters from the Partnership hereunder have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Partnership pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid (to the extent required under the Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-607 and 17-804 of the Delaware LP Act).

(vii) No Preemptive Rights, Registration Rights or Options. Except for preemptive rights identified in the Disclosure Package and the Final Prospectus, there are no outstanding options, warrants, preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Partnership, in each case pursuant to any agreement or instrument listed as an exhibit to the Registration Statement (other than the Organizational Documents of the Partnership), in either case to which the Partnership is a party or by which it may be bound. Neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Units or other securities of the Partnership pursuant to any agreements or instruments listed as an exhibit to the Registration Statement other than as described in the Disclosure Package and the Final Prospectus, as set forth in the Amended and Restated Partnership Agreement or as have been waived.

(viii) Ownership of Material Subsidiaries. All of the issued and outstanding equity interests of each Material Subsidiary (other than CBF, TPL Arkoma, WestOk and WestTex) (a) have been duly authorized and validly issued (in accordance with the Organizational Documents of such Material Subsidiary), are fully paid (to the extent required under the Organizational Documents of such Material Subsidiary) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable) and (b) are owned, directly or indirectly, by the Partnership, free and clear of all Liens (other than (i) those created by or arising under the limited liability company laws of the State of Delaware; (ii) restrictions on transferability and other Liens described in the Disclosure Package, the Final Prospectus or the Organizational Documents of such Material Subsidiary; (iii) those arising under the Partnership Credit Agreement; and (iv) those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions) (A) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Partnership as debtor or, in the case of equity interests of a Material Subsidiary owned directly by one or more other Material Subsidiary, naming any such other Material Subsidiary as debtor(s), is on file as of a recent date in the office of the Secretary of State of the State of Delaware or (B) otherwise known to such counsel, without independent investigation.

(ix) Authority and Authorization. On or prior to the Closing Date, all partnership action required to be taken by the Partnership or its partners for the authorization, issuance, sale and delivery of the Units, the execution and delivery by the Partnership of this Agreement and the consummation of the transactions contemplated by this Agreement to be completed, has been validly taken to the extent required to be taken as of the date hereof.

(x) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of the Partnership.

(xi) Enforceability of Organizational Agreements. The Organizational Agreements of the Partnership (including the Amended and Restated Partnership Agreement), the General Partner and the Material Subsidiaries (other than TPL Arkoma, WestOk and WestTex) have been duly authorized, executed and delivered by the Partnership, the General Partner and the Material Subsidiaries, if applicable, and are valid and legally binding agreements of the Partnership, the General Partner and the Material Subsidiaries, as applicable, enforceable against the Partnership, the General Partner and the Material Subsidiaries, as applicable, in accordance with their terms; provided, that, with respect to each of the Organizational Agreements, the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(xii) No Conflicts. None of (i) the offering, issuance or sale by the Partnership of the Units, (ii) the execution, delivery and performance of this Agreement by the Partnership, or (iii) the consummation of the transactions contemplated by this Agreement, (A) constitutes or will constitute a violation of the Organizational Documents of the Partnership, the General Partner or the Material Subsidiaries, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any agreement or other instrument filed as an exhibit to the Registration Statement or any document incorporated by reference therein or the Partnership Credit Agreement or the TRC Credit Agreement or (C) violates or will violate the Delaware LP Act, the Delaware LLC Act, federal law, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B) or (C), would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Partnership to consummate the transactions provided for in this Agreement; provided, however, that no opinion need be expressed pursuant to this paragraph with respect to federal or state securities laws and other anti-fraud laws.

(xiii) No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification under the Delaware LP Act, the Delaware LLC Act, Texas law or federal law is required in connection with the offering, issuance or sale by the Partnership of the Units, the execution, delivery and performance of this Agreement by the Partnership, the consummation of the transactions contemplated by this Agreement or the execution, delivery and performance of the Amended and Restated Partnership Agreement, except (i) for such permits, consents, approvals and similar authorizations required under the Act, the Exchange Act, and state securities or “Blue Sky” laws, as to which such counsel need not express any opinion, (ii) for such consents which have been obtained or made, (iii) for such consents which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Partnership to consummate the transactions provided for in this Agreement or (iv) as disclosed in the Disclosure Package and the Final Prospectus.

(xiv) Effectiveness of Registration Statement. The Registration Statement has become effective under the Act; any required filing of the Final Prospectus, and any supplements thereto, pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b); to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or threatened.

(xv) Form of Registration Statement and Final Prospectus. The Registration Statement, on the Effective Date, and the Final Prospectus, when filed with the Commission pursuant to Rule 424(b) and on the Closing Date, were, on their face, appropriately responsive, in all material respects, to the requirements of the Act, except that in each case such counsel need express no opinion with respect to the financial statements or other financial and statistical data contained in or omitted from the Registration Statement or the Final Prospectus.

(xvi) Description of Preferred Units. The statements included in the Registration Statement and Preliminary Final Prospectus under the captions “Summary—The Offering,” “Description of Series A Preferred Units,” “The Partnership Agreement” and “Cash Distribution Policy” insofar as they purport to constitute summaries of the terms of the Preferred Units (including the Units), are accurate summaries of the terms of such Preferred Units in all material respects.

(xvii) Descriptions and Summaries. The statements included in the Registration Statement and the Disclosure Package under the captions “Cash Distribution Policy,” “The Partnership Agreement” and “Investment in Targa Resources Partners LP by Employee Benefit Plans” and under the caption “Certain Relationships and Related Transactions, and Director Independence,” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 (“2014 Annual Report”) insofar as they purport to constitute summaries of the terms of federal or Texas statutes, rules or regulations or the Delaware LP Act or the

Delaware LLC Act, any legal and governmental proceedings or any contracts, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts in all material respects. The description of the federal statutes, rules and regulations set forth in the 2014 Annual Report under “Business—Regulation of Operations,” and “Business—Environmental and Operational Health and Safety Matters” constitute accurate summaries of the terms of such statutes, rules and regulations in all material respects.

(xviii) Tax Opinion. The opinion of Vinson & Elkins L.L.P. that is filed as Exhibit 8.1 to the Registration Statement is confirmed and the Underwriters may rely upon such opinion as if it were addressed to them.

(xix) Investment Company. The Partnership is not, and after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, will not be, an “investment company” as defined in the Investment Company Act.

In rendering such opinion, such counsel may (i) rely in respect of matters of fact upon the representations and warranties in this Agreement, certificates of officers and employees of the Targa Parties and upon information obtained from public officials to the extent such counsel deems reasonable, (ii) assume that all documents submitted to such counsel as originals are authentic, that all copies submitted to such counsel conform to the originals thereof, and that the signatures on all documents examined by such counsel are genuine, (iii) state that its opinion is limited to matters governed by federal law and the Delaware LP Act and Delaware LLC Act, and (iv) state that they express no opinion with respect to (A) any permits to own or operate any real or personal property or (B) state or local taxes or tax statutes to which any of the limited partners of the Partnership or any of the Material Subsidiaries may be subject. Such counsel may exclude any non-wholly-owned entities from its opinion regarding ownership of Material Subsidiaries.

In addition, such counsel shall state that they have participated in conferences with officers and other representatives of the Partnership and the General Partner, the independent registered public accountants of the Partnership and the Underwriters’ representatives, at which the contents of the Registration Statement, the Disclosure Package and the Final Prospectus and related matters were discussed, and although such counsel has not independently verified, is not passing upon, and is not assuming any responsibility for the accuracy, completeness or fairness of the statements contained in, the Registration Statement, the Disclosure Package and the Final Prospectus (except to the extent specified in the foregoing opinion), based on the foregoing, no facts have come to such counsel’s attention that lead such counsel to believe that:

(A) the Registration Statement, as of the Effective Date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading,

(B) the Disclosure Package, as of the Execution Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or

(C) the Final Prospectus, as of its date and on the Closing Date contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

it being understood that such counsel expresses no statement or belief with respect to (i) the financial statements and related schedules, including the notes and schedules thereto and the auditor’s report thereon, or any other financial and accounting information, included in, or incorporated by reference in, the Registration Statement or the Final Prospectus or the Disclosure Package, and (ii) representations and warranties and other statements of fact included in the exhibits to the Registration Statement or any document incorporated by reference therein.

(c) The Representatives shall have received from Baker Botts L.L.P., counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Units, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Partnership shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(d) The Partnership shall have furnished to the Representatives a certificate of the Partnership, signed on behalf of the Partnership by the Chief Executive Officer or Chief Financial Officer of the General Partner, dated the Closing Date, to the effect that the signers of such certificate have examined the Registration Statement, the Disclosure Package, the Final Prospectus and any amendment or supplement thereto, as well as each electronic road show used in connection with the offering of the Units, and this Agreement and that:

(i) the representations and warranties of the Partnership in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Partnership has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Partnership’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package and the Final Prospectus, there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus.

(e) The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from PricewaterhouseCoopers LLP and Grant Thornton LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in, or incorporated by reference in, the Registration Statement, the Disclosure Package and the Final Prospectus; provided that the letter delivered on the Closing Date shall use a “cut off date” not earlier than the date hereof.

(f) Subsequent to the Execution Time, there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Partnership Entities taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Units as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(g) Prior to the Closing Date, the Partnership shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

(h) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Partnership’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(i) On the Closing Date, the General Partner shall have delivered the Amended and Restated Partnership Agreement in form and substance reasonably satisfactory to the Underwriters.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Partnership in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Baker Botts L.L.P., counsel for the Underwriters, at 2001 Ross Ave., Dallas, Texas 75201, on the Closing Date.

7. Reimbursement of Underwriters’ Expenses. If the sale of the Units provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10(i) hereof or because of any refusal, inability or failure on the part of the Partnership to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Partnership will reimburse the Underwriters severally through Morgan Stanley and Co. LLC on demand for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Units.

8. Indemnification and Contribution.

(a) The Partnership agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter, affiliates of any Underwriter who have participated in the distribution of the Units as underwriters, and each person who controls any Underwriter or any such affiliate within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof, or in any Preliminary Final Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating, preparing for or defending any such loss, claim, damage, liability or action; provided, however, that the Partnership will not be liable in any such case to the extent that any such loss, claim, damage, expense or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Partnership may otherwise have.

(b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Partnership, each of the General Partner’s directors and officers who sign the Registration Statement, and each person who controls the Partnership within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Partnership to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Partnership by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Partnership acknowledges that the following statements set forth in the Preliminary Final Prospectus and the Final Prospectus under the heading “Underwriting” constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Preliminary Prospectus, the Final Prospectus and any Issuer Free Writing Prospectus: the fifth, twelfth, thirteenth and fourteenth paragraphs.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Partnership and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Partnership and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Partnership, on the one hand, and by the Underwriters, on the other, from the offering of the Units, provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Units) be responsible for any amount in excess of the underwriting discount or commission applicable to the Units purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Partnership and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Partnership, on the one hand, and of the Underwriters, on the other, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Partnership shall be deemed to be equal to the total net proceeds from the offering (after deducting underwriting discounts and commissions but before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Partnership, on the one hand, or the Underwriters, on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Partnership and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Partnership within the meaning of either the Act or the Exchange Act, each officer of the General Partner, who shall have signed the Registration Statement and each director of the General Partner shall have the same rights to contribution as the Partnership, subject in each case to the applicable terms and conditions of this paragraph (d) to collect such amounts from the Partnership, except in the event that the Partnership commences or becomes subject to any bankruptcy, liquidation, reorganization, moratorium or other proceeding providing protection from creditors generally.

9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Units agreed to be purchased by such Underwriter or

Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the number of Units set forth opposite their names in Schedule I hereto bears to the aggregate number of Units set forth opposite the names of all the remaining Underwriters) the Units which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate number of Units which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate number of Units set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Units, and if such nondefaulting Underwriters do not purchase all the Units, this Agreement will terminate without liability to any nondefaulting Underwriter or the Partnership. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Partnership and any nondefaulting Underwriter for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Partnership prior to delivery of and payment for the Units, if at any time prior to such delivery and payment (i) trading in the Partnership’s Common Units shall have been suspended by the Commission or the NYSE, (ii) trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange, (iii) a banking moratorium shall have been declared either by federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Units as contemplated by the Preliminary Prospectus or the Final Prospectus.

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Partnership or the General Partner’s officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Partnership or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Units. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, New York 10036, Attention: Investment Banking Division (fax no.: 212-761-6691); Merrill Lynch, Pierce, Fenner & Smith Incorporated, 50 Rockefeller Plaza, NY1-050-12-01, New York, New York 10020, Facsimile: (646) 855-5958, Attention: High Grade Transaction Management/Legal; UBS

Investment Bank, 1285 Avenue of the Americas, New York, New York 10019, Attention: General Counsel; Wells Fargo Securities, LLC, 550 Tryon Street, 5th Floor, Charlotte, NC 28202, Attention: General Counsel;; or, if sent to the Partnership, will be mailed, delivered or telefaxed to Targa Resources Partners LP and confirmed to it at 1000 Louisiana, Suite 4300, Houston, Texas 77002, attention of Paul W. Chung, General Counsel (fax no. 713.554.1110) with a copy to Vinson & Elkins LLP, First City Tower, 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760 attention of Christopher S. Collins (fax no.: 713.758.2346).

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14. No Fiduciary Duty. The Partnership hereby acknowledges that (a) the purchase and sale of the Units pursuant to this Agreement is an arm’s-length commercial transaction between the Partnership, on the one hand, and the Underwriters and any affiliate through which they may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Partnership and (c) the Partnership’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Partnership agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Partnership on related or other matters). The Partnership agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Partnership, in connection with such transaction or the process leading thereto.

15. Research Analyst Independence. The Partnership acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Partnership and/or the offering that differ from the views of their respective investment banking divisions. The Partnership hereby waives and releases, to the fullest extent permitted by law, any claims that the Partnership may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Partnership by such Underwriters’ investment banking divisions. The Partnership acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

16. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Partnership and the Underwriters, or any of them, with respect to the subject matter hereof.

17. Applicable Law. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

18. Waiver of Jury Trial. The Partnership hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

20. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

21. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Basic Prospectus” shall mean the prospectus referred to in paragraph 1(a) above contained in the Registration Statement at the Effective Date.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Basic Prospectus, as amended and supplemented to the Execution Time, (ii) the Issuer Free Writing Prospectuses set forth in Schedule IV hereto, and (iii) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Final Prospectus” shall mean the prospectus supplement relating to the Units that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Basic Prospectus.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Final Prospectus” shall mean any preliminary prospectus supplement to the Basic Prospectus which describes the Units and the offering thereof and is used prior to filing of the Final Prospectus, together with the Basic Prospectus.

“Registration Statement” shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Units that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended at the Execution Time and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.

“Rule 158”, “Rule 163”, “Rule 172”, “Rule 405”, “Rule 424”, “Rule 430B”, “Rule 433” and “Rule 462” refer to such rules under the Act.

“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Partnership and the several Underwriters.

Very truly yours,

Targa Resources Partners LP

By:	TARGA RESOURCES GP LLC
its general partner

By:	/s/ Matthew J. Meloy
Name:	Matthew J. Meloy
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

Signature Page to the Underwriting Agreement

The foregoing Agreement is hereby
confirmed and accepted as of the date first above written.

MORGAN STANLEY & CO. LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
UBS SECURITIES LLC
WELLS FARGO SECURITIES, LLC

For themselves and the other several Underwriters named in
Schedule I to the foregoing Agreement.

MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
Name:	Yurij Slyz
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Keith Harman
Name:	Keith Harman
Title:	Managing Director

UBS SECURITIES LLC

By:	/s/ Mark Spadaccini
Name:	Mark Spadaccini
Title:	Executive Director

By:	/s/ Prath Reddy
Name:	Prath Reddy
Title:	Associate Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Director

Signature Page to the Underwriting Agreement

SCHEDULE I

Underwriters	Number of Firm Units to be Purchased
Morgan Stanley & Co. LLC	1,012,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	1,012,000
UBS Securities LLC	1,012,000
Wells Fargo Securities, LLC	1,012,000
RBC Capital Markets, LLC	264,000
FBR Capital Markets & Co.	88,000

Total	4,400,000

I-1

SCHEDULE II-A

Subsidiaries

Name	Jurisdiction of Formation
Cedar Bayou Fractionators, L.P.	Delaware
Centrahoma Processing, LLC	Delaware
DEVCO Holdings LLC	Delaware
Downstream Energy Ventures Co., L.L.C.	Delaware
NOARK Energy Services, L.L.C.	Oklahoma
Pecos Pipeline LLC	Delaware
Setting Sun Pipeline Corporation	Delaware
Slider WestOk Gathering, LLC	Delaware
Salta Properties LLC	Delaware
Targa Acquisition LLC	Delaware
Targa Badlands LLC	Delaware
Targa Canada Liquids Inc.	British Columbia, Canada
Targa Capital LLC	Delaware
Targa Chaney Dell LLC	Delaware
Targa Cogen LLC	Delaware
Targa Downstream LLC	Delaware
Targa Gas Marketing LLC	Delaware
Targa Gas Pipeline LLC	Delaware
Targa Gas Processing LLC	Delaware
Targa Intrastate Pipeline LLC	Delaware
Targa Liquids Marketing and Trade LLC	Delaware
Targa Louisiana Intrastate LLC	Delaware
Targa Midkiff LLC	Delaware
Targa Midstream Services LLC	Delaware
Targa MLP Capital LLC	Delaware
Targa NGL Pipeline Company LLC	Delaware
Targa Pipeline Escrow LLC	Delaware
Targa Pipeline Finance Corporation	Delaware
Targa Pipeline Mid-Continent Holdings LLC	Delaware
Targa Pipeline Mid-Continent LLC	Delaware
Targa Pipeline Mid-Continent WestOK LLC	Delaware
Targa Pipeline Mid-Continent WestTex LLC	Delaware
Targa Pipeline Operating Partnership LP	Delaware
Targa Pipeline Partners GP LLC	Delaware
Targa Pipeline Partners LP	Delaware
Targa Receivables LLC	Delaware
Targa Resources Operating GP LLC	Delaware
Targa Resources Operating LLC	Delaware
Targa Resources Partners Finance Corporation	Delaware
Targa Sound Terminal LLC	Delaware
Targa SouthTex Midstream Company LP	Texas

II-A

Targa Terminals LLC	Delaware
Targa Transport LLC	Delaware
Tesuque Pipeline, LLC	Delaware
TPL Arkoma Holdings LLC	Delaware
TPL Arkoma Inc.	Delaware
TPL Arkoma Midstream LLC	Delaware
TPL Barnett LLC	Delaware
TPL Gas Treating LLC	Delaware
TPL Laurel Mountain LLC	Delaware
TPL SouthTex Gas Utility Company LP	Texas
TPL SouthTex Midstream Holding Company LP	Texas
TPL SouthTex Midstream LLC	Delaware
TPL SouthTex Pipeline Company LLC	Texas
TPL SouthTex Processing Company LP	Texas
TPL SouthTex Transmission Company LP	Texas
T2 LaSalle Gathering Company LLC	Delaware
T2 LaSalle Gas Utility LLC	Texas
T2 Eagle Ford Gathering Company LLC	Delaware
T2 Gas Utility LLC	Texas
T2 EF Cogeneration Holdings LLC	Delaware
T2 EF Cogeneration LLC	Texas
Velma Intrastate Gas Transmission Company, LLC	Delaware
Velma Gas Processing Company, LLC	Delaware
Venice Energy Services Company, L.L.C.	Delaware
Venice Gathering System, L.L.C.	Delaware
Versado Gas Processors, L.L.C.	Delaware
Warren Petroleum Company LLC	Delaware

II-B

SCHEDULE II-B

Material Subsidiaries

Name	Jurisdiction of Formation	Entity Type
Cedar Bayou Fractionators, L.P.	Delaware	LP
Targa Badlands LLC	Delaware	LLC
Targa Gas Marketing LLC	Delaware	LLC
Targa Liquids Marketing and Trade LLC	Delaware	LLC
Targa Midstream Services LLC	Delaware	LLC
Targa Pipeline Mid-Continent WestOk LLC	Delaware	LLC
Targa Pipeline Mid-Continent WestTex LLC	Delaware	LLC
Targa Terminals LLC	Delaware	LLC
TPL Arkoma Midstream LLC	Delaware	LLC

II-B

SCHEDULE III

Formation and Qualification

Name	Jurisdiction of Formation	Entity Type
Targa Resources Partners LP	Delaware	LP
Targa Resources GP LLC	Delaware	LLC
Cedar Bayou Fractionators, L.P.	Delaware	LP
Targa Badlands LLC	Delaware	LLC
Targa Gas Marketing LLC	Delaware	LLC
Targa Liquids Marketing and Trade LLC	Delaware	LLC
Targa Midstream Services LLC	Delaware	LLC
Targa Pipeline Mid-Continent WestOk LLC	Delaware	LLC
Targa Pipeline Mid-Continent WestTex LLC	Delaware	LLC
Targa Terminals LLC	Delaware	LLC
TPL Arkoma Midstream LLC	Delaware	LLC

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SCHEDULE IV

PRICING TERM SHEET

TARGA RESOURCES PARTNERS LP

9.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

(Liquidation Preference $25.00 per unit)

Issuer	Targa Resources Partners LP

Trade Date	October 7, 2015.

Settlement Date	October 15, 2015 (T + 5).

Title of Securities	Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “units”).

Number of Units	4,400,000 units.

Number of Option Units	660,000 units.

Public Offering Price	$25.00 per unit; $110,000,000 total (assuming no exercise of the option to purchase additional units).

Underwriting Discounts	$0.7875 per unit; $3,465,000 total (assuming no exercise of the option to purchase additional units).

Net Proceeds	$106.0 million (assuming no exercise of the option to purchase additional units and after deducting underwriting discounts and commissions and estimated offering expenses).

Maturity Date	Perpetual (unless redeemed in the event of a Change of Control or on or after November 1, 2020).

Liquidation Preference	$25.00 plus accumulated and unpaid dividends.

Distribution Payment Dates	Monthly on the 15th day of each month, commencing on November 15, 2015.

Distribution Rate	The initial distribution rate for the units from and including the date of original issue to, but not including November 1, 2020 will be 9.00% per annum of the $25.00 liquidation preference per unit (equal to $2.25 per unit per annum). On and after November 1, 2020, distributions on the Series A Preferred Units will accrue at an annual floating rate equal to the one-month LIBOR plus a spread of 7.71%. The initial distribution on the units for the period from October 15, 2015 through October 31, 2015 will be paid on November 15, 2015 in an amount equal to $0.10 per unit.

Optional Redemption	On or after November 1, 2020, the issuer may, at its option, redeem the units, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared.

IV-1

Change of Control Conversion Right Unit Cap	1.54607

CUSIP/ISIN	87611X204 / US87611X2045

Joint Book-Running Managers	Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers	RBC Capital Markets, LLC FBR Capital Markets & Co.

Listing	The Issuer intends to file an application to list the units on the New York Stock Exchange (“NYSE”) under the symbol “NGLS PRA”. If the application is approved, trading of the units on the NYSE is expected to commence within 30 days after their original issue date.

ADDITIONAL INFORMATION:

All information (including financial information) presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell the units and is not soliciting an offer to buy the units in any jurisdiction where the offer or sale is not permitted.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting: Morgan Stanley & Co. LLC at 1-888-827-7275, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, UBS Securities LLC at 1-888-827-7275 and Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

IV-2